FORM OF

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made as of May 1, 2014, between TEMPLETON DEVELOPING MARKETS TRUST (hereinafter referred to as the “Trust”), and TEMPLETON ASSET MANAGEMENT LTD. (hereinafter referred to as the “Investment Manager”), and amends and restates the prior Investment Management Agreement between the Trust and the Investment Manager dated as of October 30, 1992, and amended and restated as of November 23, 1995, and further amended as of May 1, 2004, March 1, 2008, May 1, 2009, May 1, 2010 and May 1, 2011.

In consideration of the mutual agreements herein made, the Trust and the Investment Manager understand and agree as follows:

(1)               The Investment Manager agrees, during the life of this Agreement, to manage the investment and reinvestment of the Trust’s assets, to administer its affairs, and to provide or procure, as applicable, the administrative and other services described in Section (3) of this Agreement, as may be supplemented from time to time, consistent with the provisions of the Declaration of Trust of the Trust and the investment policies adopted and declared by the Trust’s Board of Trustees.  In pursuance of the foregoing, the Investment Manager shall make all determinations with respect to the investment and reinvestment of the Trust’s assets and purchase and sale of its investment securities, and shall take all such steps as may be necessary to implement those determinations. It is understood that all investment acts of the Investment Manager in performing this Agreement are performed by it outside the United States.

(2)               The Investment Manager shall be responsible for selecting members of securities exchanges, brokers and dealers (such members, brokers and dealers being hereinafter referred to as “brokers”) for the execution of the Trust’s portfolio transactions consistent with the Trust’s brokerage policies and, when applicable, the negotiation of commissions in connection therewith.

All decisions and placements shall be made in accordance with the following principles:

A.                Purchase and sale orders will usually be placed with brokers which are selected by the Investment Manager as able to achieve “best execution” of such orders.  “Best execution” shall mean prompt and reliable execution at the most favorable security price, taking into account the other provisions hereinafter set forth.  The determination of what may constitute best execution and price in the execution of a securities transaction by a broker involves a number of considerations, including, without limitation, the overall direct net economic result to the Trust (involving both price paid or received and any commissions and other costs paid), the efficiency with which the transaction is effected, the ability to effect the transaction at all where a large block is involved, availability of the broker to stand ready to execute possibly difficult transactions in the future, and the financial strength and stability of the broker.  Such considerations are judgmental and are weighed by the Investment Manager in determining the overall reasonableness of brokerage commissions.

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B.                 In selecting brokers for portfolio transactions, the Investment Manager shall take into account its past experience as to brokers qualified to achieve “best execution,” including brokers who specialize in any foreign securities held by the Trust.

C.                 The Investment Manager is authorized to allocate brokerage business to brokers who have provided brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “1934 Act”), for the Trust and/or other accounts, if any, for which the Investment Manager exercises investment discretion (as defined in Section 3(a)(35) of the 1934 Act) and, as to transactions for which fixed minimum commission rates are not applicable, to cause the Trust to pay a commission for effecting a securities transaction in excess of the amount another broker would have charged for effecting that transaction, if the Investment Manager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Investment Manager’s overall responsibilities with respect to the Trust and the other accounts, if any, as to which it exercises investment discretion.  In reaching such determination, the Investment Manager will not be required to place or attempt to place a specific dollar value on the research or execution services of a broker or on the portion of any commission reflecting either of said services.  In demonstrating that such determinations were made in good faith, the Investment Manager shall be prepared to show that all commissions were allocated and paid for purposes contemplated by the Trust’s brokerage policy; that the research services provide lawful and appropriate assistance to the Investment Manager in the performance of its investment decision-making responsibilities; and that the commissions paid were within a reasonable range.  Whether commissions were within a reasonable range shall be based on any available information as to the level of commission known to be charged by other brokers on comparable transactions, but there shall be taken into account the Trust’s policies that (i) obtaining a low commission is deemed secondary to obtaining a favorable securities price, since it is recognized, that usually it is more beneficial to the Trust obtain a favorable price than to pay the lowest commission; and (ii) the quality, comprehensiveness and frequency of research studies that are provided for the Investment Manager are useful to the Investment Manager in performing its advisory services under this Agreement.  Research services provided by brokers to the Investment Manager are considered to be in addition to, and not in lieu of, services required to be performed by the Investment Manager under this Agreement.  Research furnished by brokers through which the Trust effects securities transactions may be used by the Investment Manager for any of its accounts, and not all research may be used by the Investment Manager for the Trust.  When execution of portfolio transactions is allocated to brokers trading on exchanges with fixed brokerage commission rates, account may be taken of various services provided by the broker.

D.                Purchases and sales of portfolio securities within the United States other than on a securities exchange shall be executed with primary market makers acting as principal, except where, in the judgment of the Investment Manager, better prices and execution may be obtained on a commission basis or from other sources.

(3)               The Investment Manager agrees, during the term of this Agreement, to provide or procure, as applicable, at its own expense (unless otherwise agreed to by the parties), the following services to the Trust to the extent that any such services are not otherwise provided by any other service provider to the Trust:  (a) providing office space, equipment and supplies

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appropriate for the effective administration of the Trust as contemplated in this Agreement; (b) providing trading desk facilities; (c) authorizing expenditures on behalf of the Trust; (d) supervising preparation of periodic reports to Trust shareholders, notices of distributions and attending to routine shareholder communications; (e) coordinating and supervising the daily pricing and valuation of the Trust’s investment portfolio; (f) providing fund accounting services, including preparing and supervising publication of daily net asset value quotations and other financial data; (g) monitoring and coordinating relationships with unaffiliated service providers; (h) supervising the Trust’s compliance with recordkeeping requirements under the federal securities, state and foreign laws and regulations and maintaining books and records for the Trust; (i) preparing and filing of domestic and foreign tax reports and monitoring the Trust’s compliance with all applicable tax laws and regulations; (j) establishing, maintaining and monitoring the Trust’s compliance program with respect to the federal securities, state and foreign laws and regulations applicable to the operation of investment companies; the Trust’s investment goals, policies and restrictions; and the Code of Ethics and other policies applicable to the Trust; (k) preparing regulatory reports; (l) preparing and arranging for the filing of registration statements and other documents with the U.S. Securities and Exchange Commission and other federal, state and foreign or other regulatory authorities; (m) maintaining a review and certification program and internal controls and procedures in accordance with the Sarbanes Oxley Act of 2002 as applicable; and (n) providing executive, clerical and other personnel needed to carry out the above responsibilities.

            Nothing in this Agreement shall obligate the Trust to pay any compensation to the officers of the Trust who are officers, directors, stockholders or employees of the Investment Manager or its affiliates.  Nothing in this Agreement shall obligate the Investment Manager to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Trust to perform services on behalf of the Trust.

(4)               The Trust agrees to pay to the Investment Manager a monthly fee in dollars, at the annual rate of the Trust’s daily net assets, as listed below, payable at the end of each calendar month:

1.250% up to and including $200 million;

1.235% over $200 million, up to and including $700 million;

1.200% over $700 million, up to and including $1 billion;

1.150% over $1 billion, up to and including $1.2 billion;

1.125% over $1.2 billion, up to and including $5 billion;

1.075% over $5 billion, up to and including $10 billion;

1.025% over $10 billion, up to and including $15 billion;

0.975% over $15 billion, up to and including $20 billion; and

0.925% in excess of $20 billion.

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(5)               The Investment Manager may, at its expense, delegate to one or more entities some or all of the services for the Trust set forth in Section (3) of this Agreement for which the Investment Manager is responsible under this Agreement. The Investment Manager will be responsible for the compensation, if any, of any such entities for such services to the Trust, unless otherwise agreed to by the parties.  Notwithstanding any delegation pursuant to this paragraph, the Investment Manager will continue to have responsibility and liability for all such services provided to the Trust under this Agreement and will supervise each delegate in its performance of its duties for the Trust with a view to preventing violations of the federal securities laws.

(6)               In performing the services set forth in this Agreement, the Investment Manager:

(a)        shall conform with the Investment Company Act of 1940 (the “1940 Act”) and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by the Trust’s Board, and with the provisions of the Trust’s Registration Statement filed on Form N-1A as supplemented or amended from time to time;

(b)        will make available to the Trust, promptly upon request, any of the Trust’s books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Investment Manager’s services under this Agreement that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

(7)               This Agreement shall be effective as of the date first written above and shall continue in effect for successive periods of 12 months each thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Trust’s Board of Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval and either the vote of (a) a majority of the outstanding voting securities of the Trust, as defined in the 1940 Act, or (b) a majority of the Trust’s Board of Trustees as a whole.

(8)               Notwithstanding the foregoing, this Agreement may be terminated by either party at any time, without the payment of any penalty, on sixty (60) days’ written notice to the other party, provided that termination by the Trust is approved by vote of a majority of the Trust’s Board of Trustees in office at the time or by vote of a majority of the outstanding voting securities of the Trust (as defined by the 1940 Act).

(9)               This Agreement will terminate automatically and immediately in the event of its assignment (as defined in the 1940 Act).

(10)           In the event this Agreement is terminated and the Investment Manager no longer acts as Investment Manager to the Trust, the Investment Manager reserves the right to withdraw

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from the Trust the use of the name “Templeton” or any name misleadingly implying a continuing relationship between the Trust and the Investment Manager or any of its affiliates.

(11)           Except as may otherwise be provided by the 1940 Act, neither the Investment Manager nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment, mistake of law, or any loss arising out of any investment or other act or omission in the performance by the Investment Manager of its duties under the Agreement or for any loss or damage resulting from the imposition by any government of exchange control restrictions which might affect the liquidity of the Trust’s assets, or from acts or omissions of custodians, or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed, or for failure, on the part of the custodian or otherwise, timely to collect payments, except for any liability, loss or damage resulting from willful misfeasance, bad faith or gross negligence on the Investment Manager’s part or by reason of reckless disregard of the Investment Manager’s duties under this Agreement.

It is hereby understood and acknowledged by the Trust that the value of the investments made for the Trust may increase as well as decrease and are not guaranteed by the Investment Manager.  It is further understood and acknowledged by the Trust- that investment decisions made on behalf of the Trust by the Investment Manager are subject to a variety of factors which may affect the values and income generated by the Trust’s portfolio of securities, including general economic conditions, market factors and currency exchange rates, and that investment decisions made by the Investment Manager will not always be profitable or prove to have been correct.

(12)           It is understood that the services of the Investment Manager are not deemed to be exclusive, and nothing in this Agreement shall prevent the Investment Manager, or any affiliate thereof, from providing similar services to other investment companies and other clients, including clients which may invest in the same types of securities as the Trust, or, in providing such services, from using information furnished by others.  When the Investment Manager determines to buy or sell the same security for the Trust that the Investment Manager or one or more of its affiliates has selected for clients of the Investment Manager or its affiliates, the orders for all such security transactions shall be placed for execution by methods determined by the Investment Manager, with approval by the Trust’s Board of Trustees, to be impartial and fair.

(13)           Pursuant to Section 6.2 of the Code of Conduct for Persons Registered with the Securities and Futures Commission (the “SFC”), the following information is included in this Agreement:

Undertakings.  Each party undertakes to notify the other party in the event of any material change to the information provided in this Agreement.

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Certain Information About the Investment Manager.

(a)        The Investment Manager’s full name and address is:

Templeton Asset Management Ltd. 7 Temasek Boulevard #38-03 Suntec Tower One Singapore 038987	Templeton Asset Management Ltd. Two Exchange Square Suite 3905-08 Connaught Road, Central Hong Kong

(b)        The Investment Manager’s registration status with the SFC is active.

Certain Information About the Trust. The Trust’s full name and verified address is:

Templeton Developing Markets Trust
300 S.E. 2nd Street
Fort Lauderdale, Florida  33301-1923

(14)           This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, provided that nothing herein shall be construed as being inconsistent with applicable Federal and state securities laws and any rules, regulations and orders thereunder.

(15)           If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(16)           Nothing herein shall be construed as constituting the Investment Manager an agent of the Trust.

(17)           Each party acknowledges and agrees that all obligations of the Trust under this Agreement are binding only with respect to assets of the Trust; that any liability of the Trust under this Agreement with respect to the Trust, or in connection with the matters contemplated herein with respect to the Trust, shall be discharged only out of the assets of the Trust; and the Investment Manager shall not seek satisfaction of any such obligation or liability from the shareholders of the Trust, or the trustees, officers, employees or agents of the Trust.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

TEMPLETON DEVELOPING MARKETS TRUST

By:

            Lori A. Weber

Title:    Vice President and Secretary

TEMPLETON ASSET MANAGEMENT LTD.

By:

            Gregory E. McGowan

Title:    Director

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